Exhibit 99.1

Positive, Clinically Significant Phase III Results

for Personalized Anti-Cancer Vaccine, BiovaxID®,

Presented at ASCO Plenary Session

- First lymphoma vaccine to demonstrate disease-free survival benefit

- Compassionate-use program to soon launch in Europe

TAMPA, FLORIDA – May 31, 2009 – Biovest International, Inc. (Other OTC: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) today announced that an eight year pivotal, randomized, multi-center, double-blind, controlled Phase III clinical study has shown that BiovaxID® (personalized therapeutic anti-cancer vaccine) significantly prolonged disease-free survival in follicular non-Hodgkin’s lymphoma. The study, which is being featured at today’s American Society of Clinical Oncology (ASCO) Annual Meeting Plenary Session, found that patients who received BiovaxID experienced a median disease-free survival of approximately 44 months compared to approximately 30 months for those who received a control vaccine – an increase of 47 percent. In the study, with a median follow-up of 4.7 years, patients receiving BiovaxID experienced a 38% lowered risk of disease recurrence compared to patients receiving the control vaccine. BiovaxID is the first ever vaccine targeting lymphoma to demonstrate such a disease-free survival benefit.

BiovaxID is individually manufactured from a tissue biopsy obtained from a patient’s own tumor, and selectively targets only the cancerous B-cells, while sparing healthy cells. BiovaxID is highly specific in its anti-lymphoma attack because the vaccine “trains” the body’s own immune system to recognize the unique protein (idiotype) expressed only on the cancerous B-cells as foreign, thus stimulating and recruiting the patient’s own immune system to destroy the cancer cells and potentially prevent reoccurrence. In contrast, other existing chemotherapeutic and monoclonal antibody therapies destroy most of the healthy B-cells in addition to the cancerous cells, and may result in serious adverse side-effects. Because the BiovaxID vaccine is comprised of the patient’s own cells (autologous), the therapy has been demonstrated to be safe and well-tolerated.

The final vaccine is administered as a subcutaneous injection along with granulocyte-macrophage colony-stimulating factor (GM-CSF) and keyhole limpet hemocyanin (KLH), which together enhances the potency of the immune response induced by BiovaxID. A previous Phase II study demonstrated that patients receiving the BiovaxID vaccine developed a highly-specific immune response against tumor cells, with 95 percent of patients showing significant T-cell activity against their lymphoma and 75 percent of patients showing a humoral immune response. Furthermore, with a median follow-up of 9.2 years, 45 percent of patients remained in continuous first complete remission with a median disease-free survival of 8 years.

“With this vaccine, we’ve now moved into an era where we can safely use a patient’s immune system to effectively fight follicular lymphoma and enhance the response to conventional chemotherapy,” said Stephen J. Schuster, M.D., Associate Professor at the University of Pennsylvania School of Medicine and the study’s lead author. “Because this vaccine uniquely recruits the patient’s immune system to seek and destroy only tumor B-cells, this approach may be applicable to the treatment of other B-cell lymphomas.”

Evaluating patients that achieved a complete response to chemotherapy, the completed Phase III study achieved its primary endpoint of prolonging disease-free survival in patients who were vaccinated with at least one injection of BiovaxID as compared to patients who received control. In the study, 177 randomized patients with follicular lymphoma who had achieved a complete response to PACE (prednisone, doxorubicin, cyclophosphamide and etoposide) chemotherapy were randomized to the BiovaxID vaccine (Id-KLH/GM-CSF) or to the control study arm (KLH/GM-CSF). Investigators analyzed the cohort of 117 patients representing those randomized who, as per study protocol requirements, maintained a complete response to chemotherapy for at least six months and received active (N=76) or control (N=41) vaccine. After a median follow-up of 4.71 years (56.6 months, range: 12.6—89.3 months), the median disease-free survival in the BiovaxID arm was 44.2 months compared with 30.6 months in the control arm, which is a clinically and statistically significant difference (p=0.045).

BiovaxID demonstrated a favorable safety profile and was very well-tolerated by patients. Further studies are planned to examine the role of BiovaxID in patients with other B-cell lymphomas such as mantle cell lymphoma, chronic lymphocytic leukemia and multiple myeloma. In addition, new lymphoma studies will evaluate the addition of BiovaxID booster maintenance therapy, which is expected to even further improve survival benefits by maximizing the chance of continuously maintaining complete remissions.

“BiovaxID is the ultimate in personalized medicine with each vaccine unique to each patient,” stated Biovest’s Chairman and CEO, Francis E. O’Donnell, Jr., M.D. “Despite the failures of other lymphoma vaccines and the skepticism in general towards patient-specific cancer immunotherapies, our unprecedented results presented today are a tribute to the more than 37 years of dedicated vision and labor by researchers dating back to the first mouse studies using this approach in the early 1970s. We congratulate and thank all that have been involved at every level in developing this ultimate targeted therapy, with special recognition to the National Cancer Institute, who with our Biovest team, advanced BiovaxID in human clinical trials. And we also offer our profound thanks to the investigators, and more importantly to the patients that participated in our Phase II and Phase III clinical trials, as their courage in fighting this insidious disease is inspiring. It is only because of their contribution, and with the support of their family and friends, that such potential breakthrough new therapies can be evaluated and ultimately made available to all patients in need.”

In addressing regulatory and commercial plans for BiovaxID, Biovest’s President and General Counsel, Samuel Duffey, commented, “We have already initiated discussions with the FDA and EMEA and are preparing for further meetings with those agencies and other international regulatory authorities in order to share our significant results and determine the most appropriate approval regulatory pathways. In addition, we plan to make BiovaxID available throughout most of Europe on a named-patient basis. This compassionate-use drug access program allows European physicians to prescribe drugs to qualifying patients before approvals are granted, assuming the protocols for each participating country are adhered to,” stated Mr. Duffey.

Biovest also reported that the Company expects to publish the final comprehensive results in a peer-reviewed scientific publication later this year.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, it is anticipated that BiovaxID could be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

A Unique Approach to Immunotherapy Targeting B-Cell Blood Cancers

B-cells (a type of white blood cell or lymphocyte) are a vital part of the human immune system, as they produce antibodies that seek out and bind to foreign substances in the body. In lymphoma, as cancerous B-cells develop and multiply unrestrained, each malignant B-cell expresses a unique idiotype or biomarker on the cell’s surface, specific to each patient. Research at Stanford University and the National Cancer Institute led to the development of BiovaxID as a personalized, therapeutic vaccine capable of selectively targeting only cancerous B-cells, while sparing healthy cells. This is achieved by using the idiotype obtained from a sample of the patient’s tumor by biopsy, and through proprietary bioengineering techniques in a patented cell line, a patient-specific vaccine is created that stimulates the immune system by recruiting a patient’s T-cells (immune cells that kill cancerous cells) to seek out and destroy only the diseased B-cells. Unlike other failed cancer vaccine therapies that attempted to target lymphoma, BiovaxID is the only hybridoma (fusion of lymphoma cell carrying the idiotype with the myeloma cell line) anti-cancer vaccine that consists of a high-fidelity copy of the complete idiotype, believed to be critical in mounting a full and complete immune response against the cancer, as well as “training” the immune system to maintain continuous response if cancerous cells were to return.

About Biovest International, Inc.

Biovest International, Inc. (Other OTC: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned (75%) subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest recently completed a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.